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                               EXHIBIT 99.B8b

                         SUB-CUSTODIAN AGREEMENT BETWEEN
                   THE MOODY NATIONAL BANK OF GALVESTON, TEXAS
                                        AND
                    SECURITIES MANAGEMENT AND RESEARCH, INC.

Securities Management and Research, Inc. (the "Custodian") request that The Moody National Bank of Galveston (the "Sub- Custodian") open a Custody Account (the "Account") for and in the name of the Custodian on behalf of the SM&R Capital Funds, Inc. and all such series, as may be organized, under the (the "Fund") and requests that the Sub-Custodian hold all securities and other property now or hereafter deposited in or held by the Sub-Custodian for each such series of the Account (the "Property"). The Sub-Custodian agrees to open such Account and to provide safekeeping and accounting services, but no investment services for each such series of the Account.

                             TERM OF THE AGREEMENT

The terms and conditions under which this Account shall be administered are as follows:

HOLDING THE PROPERTY The Sub-Custodian holds the Property deposited into the Account subject to future instructions by the Custodian. The Custodian may deposit additional Property to the Account, subject to the Sub-Custodian's acceptance thereof, and the Custodian may direct the Sub-Custodian to immediately settle trades, sales or exchanges for the Account. The Sub-Custodian shall not be liable for any losses or unfavorable result arising from its prompt compliance with Custodian's directions.

        The Custodian may withdraw all or any part of the Property from time to time upon giving written notice and by giving the Sub-Custodian a receipt for such withdrawn Property.

PROCEEDS FROM SALE Proceeds from the sale, redemption or exchange of securities or other Properties held in the Account, including all receipts of principal, shall be subject to the written instructions of the Custodian on behalf of the Fund or as otherwise provided in this Agreement.

INCOME AND CASH BALANCES The Sub-Custodian shall use reasonable efforts to collect principal and income on the Property, but in the absence of bad faith or gross negligence, shall have no liability for sums not collected.

        The income received by the Sub-Custodian from Property held in the Account shall be held subject to further instructions of the Custodian.

OWNER; REGISTRATION; PROXIES The Property held in the Account shall be owned by the Fund but, as a matter of convenience, any of the Property may be registered or retained in the name of the Sub-Custodian's nominee. Proxies received by the Sub-Custodian with respect to securities shall be promptly forwarded to the Custodian.

INFORMATION FURNISHED TO ISSUERS The Custodian has no objection to the Sub-Custodian furnishing to the companies which issued securities held in this Account the Customer's name, address and share position, all in accordance with applicable SEC rules. (The purpose of the rule is to facilitate communications between issuers of securities and shareholders.)


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CUSTOMER'S INSTRUCTIONS  All written directions in regard to this Account must be personally signed by an authorized representative of the Custodian. Written direction includes those directions received by facsimile transmission. However, the Sub-Custodian, in its sole discretion, may act in accordance with directions from the Custodian whether given orally, by telephone, telegraph, cable radio or otherwise, if it believes such directions to be genuine; but if such directions are not in writing then the Sub-Custodian shall not be liable for executing, failure to execute, or for any mistake in the execution thereof, except in the case of willful misconduct or gross negligence. Custodian agrees to confirm all oral instructions in writing within a reasonable period of time.

STATEMENTS After the end of each month, the Sub-Custodian shall send to the Custodian a statement listing all income and principal transactions of the Account and a statement listing the Property owned by the Fund. Each statement shall be conclusive as to its contents unless the Custodian shall deliver written objections to the Sub-Custodian within sixty (60) days after receipt of the statement.

NO TAX LIABILITY The Sub-Custodian shall not be responsible or liable for determination or payment of any taxes assessed with respect to the Property or the income thereof nor shall it be responsible for the preparation of filing of any tax returns, other than withholding required by law.

FEES AND EXPENSES The following schedule shall be used in computing the Sub-Custodian's fee:

        TRADES                       $22.00

        HOLDING FEES                   3.00

        ASSET FEES                .000275(Includes all out of pocket expense)

        Any terminal or access to system charges shall be billed to Custodian.

TERMINATION; INDEMNIFICATION; ETC. Custodian and the Sub- Custodian, upon execution of this Agreement, agree to be bound by all of its terms and provisions and further agree that the Agreement shall remain in full force and effect until June 30, 1993, or until expressly revoked or amended in writing. Either the Custodian or the Sub-Custodian may terminate or revoke this Agreement upon written notice delivered to the other, and the Agreement may be amended upon the mutual agreement of both, in writing.

ACCEPTED BY SUB-CUSTODIAN:                 ACCEPTED BY CUSTODIAN:

THE MOODY NATIONAL BANK OF                 SECURITIES MANAGEMENT AND
GALVESTON                                         RESEARCH, INC.
2302 Postoffice                                   Two Moody Plaza
Galveston, Texas  77550                           Galveston, Texas  77550

BY: CARROLL G. SUNSERI                     BY: STEVEN H. STUBBS
    ---------------------                      -----------------------
                                                  Steven H. Stubbs

TITLE: Exec.VP & Senior Trust Officer      TITLE:  President
       ------------------------------              -------------------
                                                   Tax I.D.#59-1145041


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REVISED FEE SCHEDULE

FEES AND EXPENSES

The following schedule shall be used in computing the Sub-Custodian's fee:


TRADES                       25.00
HOLDING FEES                  3.50
ASSET FEES                    .00030 (Includes all out of pocket expenses)

Any terminal or access to system changes shall be billed to Custodian.